Exhibit 99.1

Accuray Reports Fiscal 2026 Second Quarter Financial Results

MADISON, Wis, February 4, 2026 — Accuray Incorporated (NASDAQ: ARAY) today reported financial results for the second quarter ended December 31, 2025.

Key Highlights

●

On December 15, 2025 the Company announced the first phase of comprehensive, strategic, operational, and organizational transformational plan, which is expected to improve annualized operating profitability by approximately $25 million and set the stage for revenue growth:

●	Plan includes organizational realignment, rightsizing of cost structure, outsourcing, and sales enablement in order to enhance competitiveness and support long-term strategy.

●	Workforce optimization actions will affect approximately 15% of the company’s employees globally.

●	Of the expected $25 million in annualized operating profit improvement, approximately $12 million is expected to be realized in fiscal year 2026.

●

During the second quarter of fiscal 2026, in connection with the transformational plan, the Company initiated a restructuring plan aimed at reducing costs, aligning resources with strategic priorities, and streamlining operations. The Company recorded $6.1 million in restructuring charges, which included $4.1 million in severance related costs, $0.7 million in implementation and other costs, and $1.2 million in impairments that were directly related to the restructuring plan. We expect total restructuring charges to be approximately $13 million for fiscal year 2026.

“Over the past 90 days, I’ve met extensively with Accuray teams and customers across all major regions. Their insights have directly informed the decisive actions we’ve already taken — from reorganizing our commercial structure to refining our near‑term product and service investment priorities. We moved quickly and with discipline across the four pillars we outlined publicly: commercial simplification, global functional alignment, elevation of service and product development, and cost‑structure and footprint optimization,” said CEO Steve La Neve.

“While this transformation is in its early stages, the pace of execution, the alignment across the organization, and the level of accountability give me confidence that we are on the right trajectory. Our objectives remain clear: accelerate top‑line growth, enhance our competitive position, expand profitability, and deliver sustainable long‑term value for all of our stakeholders, building a stronger Accuray, and the momentum we are seeing reinforces the impact of the steps taken to date,” added La Neve.

Fiscal Second Quarter Results

Total net revenue was $102.2 million in the second quarter of fiscal 2026, or a decrease of 12 percent, as compared to $116.2 million in the prior fiscal year second quarter. Product revenue was $45.0 million in the second quarter of fiscal 2026, or a decrease of 26 percent, as compared to $61.2 million in the prior fiscal year second quarter. Service revenue was $57.2 million in the second quarter of fiscal 2026, or an increase of 4 percent, as compared to $55.0 million in the prior fiscal year second quarter.

Total gross profit was $24.1 million in the second quarter of fiscal 2026, or 23.5 percent of total net revenue, as compared to a total gross profit of $41.9 million, or 36.1 percent of total net revenue, in the prior fiscal year second quarter. The decrease in the gross profit and gross margin rate was primarily due to geographical sales mix and the China joint venture delivering less systems to its end customers in the second quarter of fiscal year 2026 as compared to the prior fiscal year second quarter.

Operating expenses was $35.6 million in the second quarter of fiscal 2026, or a decrease of 4 percent, as compared to $37.2 million in the prior fiscal year second quarter. Operating expenses in the second quarter of fiscal 2026 include $6.1 million in restructuring charges. Excluding restructuring charges, operating expenses would have decreased by $7.6 million, or 20 percent, as compared to the prior fiscal year second quarter.

Net loss was $13.8 million in the second quarter of fiscal 2026, or a diluted net loss of $0.11 per share, as compared to a net income of $2.5 million, or a diluted net income of $0.02 per share, in the prior fiscal year second quarter. Adjusted EBITDA was a negative $1.9 million in the second quarter of fiscal 2026, as compared to a positive adjusted EBITDA of $9.6 million in the prior fiscal year second quarter.

Gross product orders were $66.1 million in the second quarter of fiscal 2026 as compared to $76.8 million in the prior fiscal year second quarter. The book to bill ratio was 1.5 in the second quarter of fiscal 2026, as compared to 1.3 the prior fiscal year second quarter. Order backlog as of December 31, 2025 was $383.3 million, which is approximately 17% percent lower than at the end of the prior fiscal year second quarter.

Cash, cash equivalents, and short-term restricted cash were $41.9 million as of December 31, 2025, a decrease of $16.1 million from June 30, 2025.

Fiscal Six Months Results

Total net revenue was $196.2 million in the first six months of fiscal 2026, or a decrease of 10 percent, as compared to $217.7 million in the prior fiscal year period. Product revenue was $82.2 million in the first six months of fiscal 2026, or a decrease of 25 percent, as compared to $109.6 million in the prior fiscal year period. Service revenue was $114.0 million in the first six months of fiscal 2026, or an increase of 5 percent, as compared to $108.2 million in the prior fiscal year period.

Total gross profit was $51.1 million in the first six months of fiscal 2026, or 26.0 percent of total net revenue, as compared to a total gross profit of $76.4 million, or 35.1 percent of total net revenue, in the prior fiscal year period.

Operating expenses was $74.0 million in the first six months of fiscal 2026, as compared to $73.8 million in the prior fiscal year period. Operating expenses in the first six months of fiscal 2026 include $8.9 million in restructuring charges. Excluding restructuring charges, operating expenses would have decreased by $8.7 million, or 12% percent as compared to the prior fiscal year period.

Net loss was $35.4 million in the first six months of fiscal 2026, or a diluted net loss of $0.30 per share, as compared to a net loss of $1.4 million, or a diluted net loss of $0.01 per share, in the prior fiscal year period. Adjusted EBITDA was negative at $6.0 million in the first six months of fiscal 2026, as compared to a positive adjusted EBITDA of $12.8 million in the prior fiscal year period.

Gross product orders was $105.6 million in the first six months of fiscal 2026 as compared to $132.1 million in the prior fiscal year period. The book to bill ratio was 1.3 in the first six months of fiscal 2026, as compared to 1.2 in the prior fiscal year period.

Fiscal Year 2026 Financial Guidance

The Company is updating its guidance for fiscal year 2026 as follows:

●	Total net revenue is expected in the range of $440 million to $450 million.

●	Adjusted EBITDA is expected in the range of $22 million to $25 million.

Guidance for non-GAAP financial measures excludes depreciation and amortization, stock-based compensation, interest expense, provision for income taxes, (gain) loss from change in fair value of warrant liability, and certain non-recurring, irregular and one-time items. For more information regarding the non-GAAP financial measures discussed in this press release, please see "Use of Non-GAAP Financial Measures" below.

Conference Call Information

Accuray will host a conference call beginning at 1:30 p.m. PT/4:30 p.m. ET today to discuss results for the second quarter of fiscal 2026 as well as recent corporate developments. Conference call dial-in information is as follows:

●	U.S. callers: (833) 316-0563
●	International callers: (412) 317-5747

Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Investor Relations section of Accuray’s website, www.accuray.com. There will be a slide presentation accompanying today’s event which can also be accessed on the company’s Investor Relations page at www.accuray.com.

In addition, a taped replay of the conference call will be available beginning approximately one hour after the call’s conclusion and will be available for seven days. The replay number is (855) 669-9658 (USA), or (412) 317-0088 (International), Conference ID: 8587254. An archived webcast will also be available on Accuray’s website until Accuray announces its results for the third quarter of fiscal 2026.

Use of Non-GAAP Financial Measures

Accuray reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”) and the rules of the SEC. To supplement its financial statements prepared and presented in accordance with GAAP, Accuray uses certain non-GAAP financial measures, such as adjusted EBITDA.

Accuray has supplemented its GAAP net income (loss) with a non-GAAP measure of adjusted earnings before interest, taxes, depreciation, amortization, stock-based compensation, and (gain) loss from change in fair value of warrant liability (“adjusted EBITDA”). The calculation of adjusted EBITDA also excludes certain non-recurring, irregular and one-time items. Management believes that this non-GAAP financial measure provides useful supplemental information to management and investors regarding the performance of the company and facilitates a meaningful comparison of results for current periods with previous operating results. A reconciliation of GAAP net loss (the most directly comparable GAAP measure) to non-GAAP adjusted EBITDA is provided in the schedules below.

There are limitations in using these non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial measures. Investors and potential investors should consider non-GAAP financial measures only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.

About Accuray

Accuray Incorporated (Nasdaq: ARAY) is committed to expanding the powerful potential of radiation therapy to improve as many lives as possible. We invent unique, market-changing solutions that are designed to deliver radiation treatments for even the most complex cases—while making commonly treatable cases even easier—to meet the full spectrum of patient needs. We are dedicated to continuous innovation in radiation therapy for oncology, neuro-radiosurgery, and beyond, as we partner with clinicians and administrators, empowering them to help patients get back to their lives, faster. Accuray is headquartered in Madison, Wisconsin, with facilities worldwide.

Safe Harbor Statement

Statements made in this press release that are not statements of historical fact are forward-looking statements and are subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release relate, but are not limited, to the company's guidance and future results of operations, including expectations regarding: total net revenue and adjusted EBITDA; the expected benefits from the transformation plan, including expected improvement in annualized operating profit; the ability to achieve the objectives of the transformation plan; expected restructuring charges for fiscal year 2026; the company’s ability to deliver sustained performance and execute on its strategies and objectives, including related to its transformation efforts and restructuring plans; the company’s ability to expand adjusted EBITDA margins as a percentage of revenue; expectations regarding the company’s adjusted EBITDA margin run-rate; opportunities to accelerate top-line growth and expand profitability; the appointment of a new global chief commercial officer; expectations regarding the impact of tariffs as well as mitigation efforts by the company; the company’s ability to navigate supply chain, logistics, macroeconomic, and foreign exchange challenges; expectations regarding the company’s China joint venture; expectations related to the amount and timing of realizing deferred margin from the company’s China joint venture; expectations with respect to strategic partnerships and collaborations; expectations related to the markets and regions in which the company operates; expectations regarding new product introductions and innovations; expectations regarding installed base growth; and the company’s ability to drive sustainable, profitable growth, while creating long-term value for patients, providers and shareholders. These forward-looking statements involve risks and uncertainties. If any of these risks or uncertainties materialize, or if any of the company’s assumptions prove incorrect, actual results could differ materially from the results expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the effect of the global macroeconomic environment on the operations of the company and those of its customers and suppliers; disruptions to our supply chain, including increased logistics costs; the company's ability to achieve widespread market acceptance of its products; substantial outstanding indebtedness and its ability to maintain compliance with financial covenants related to its debt; the effect of enhanced international tariffs on the company; the company’s ability to realize the expected benefits of the China joint venture and other partnerships; risks inherent in international operations; the company's ability to maintain or increase its gross margins on product sales and services; delays in regulatory approvals or the development or release of new offerings; the company's ability to meet the covenants under its credit facilities; the company's ability to convert backlog to revenue; and such other risks identified under the heading “Risk Factors” in the company's Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (the “SEC”) on November 5, 2025, and as updated periodically with the company's other filings with the SEC. Forward-looking statements speak only as of the date the statements are made and are based on information available to the company at the time those statements are made and/or management's good faith belief as of that time with respect to future events. The company assumes no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. Accordingly, investors should not put undue reliance on any forward-looking statements.

Aman Patel, CFA	Steve Monroe
Investor Relations, ICR-Westwicke	Vice President, Financial Planning & Analysis - Accuray
aman.patel@westwicke.com	smonroe@accuray.com

###

Financial Tables to Follow

Accuray Incorporated

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
Net revenue:
Products	$45,005	$61,189	$82,166	$109,558
Services	57,236	54,985	114,017	108,161
Total net revenue	102,241	116,174	196,183	217,719
Cost of revenue:
Cost of products	36,151	34,553	65,573	67,014
Cost of services	42,018	39,729	79,527	74,344
Total cost of revenue	78,169	74,282	145,100	141,358
Gross profit	24,072	41,892	51,083	76,361
Operating expenses:
Research and development	10,650	13,644	21,868	25,760
Selling and marketing	8,848	11,114	20,547	22,796
General and administrative	10,065	12,427	22,661	25,247
Restructuring	6,075	—	8,886	—
Total operating expenses	35,638	37,185	73,962	73,803
Income (loss) from operations	(11,566)	4,707	(22,879)	2,558
Income from equity method investment, net	471	1,604	910	1,532
Interest expense	(7,709)	(2,883)	(15,761)	(5,838)
Gain from change in fair value of warrant liability	5,713	—	3,839
Other (expense) income, net	(106)	(196)	(513)	1,651
Income (loss) before provision for income taxes	(13,197)	3,232	(34,404)	(97)
Provision for income taxes	573	695	1,044	1,320
Net income (loss)	$(13,770)	$2,537	$(35,448)	$(1,417)
Net income (loss) per share - basic	$(0.11)	$0.03	$(0.30)	$(0.01)
Net income (loss) per share - diluted	$(0.11)	$0.02	$(0.30)	$(0.01)
Weighted average common shares used in computing net loss per share:
Basic	120,973	101,405	119,968	100,796
Diluted	120,973	103,746	119,968	100,796

Accuray Incorporated

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	December 31, 2025	June 30, 2025
Assets
Current assets:
Cash and cash equivalents	$41,295	$57,416
Restricted cash	575	574
Accounts receivable, net	60,962	83,192
Inventories, net	150,962	141,020
Prepaid expenses and other current assets	36,968	33,501
Deferred cost of revenue	1,626	1,762
Total current assets	292,388	317,465
Property and equipment, net	29,256	28,658
Investment in joint venture	5,804	4,612
Operating lease right-of-use assets, net	30,807	33,115
Goodwill	57,849	57,802
Long-term restricted cash	5,999	4,144
Other assets	25,906	24,443
Total assets	$448,009	$470,239
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$43,519	$34,033
Accrued compensation	14,925	14,573
Operating lease liabilities, current	8,155	7,375
Other accrued liabilities	30,902	29,361
Customer advances	11,850	12,197
Deferred revenue	78,978	82,306
Short-term debt	11,110	12,734
Total current liabilities	199,439	192,579
Operating lease liabilities, non-current	30,184	32,482
Long-term other liabilities	6,101	5,160
Warrant liability	6,478	8,497
Deferred revenue, non-current	27,610	26,566
Long-term debt	124,777	123,786
Total liabilities	394,589	389,070
Stockholders' equity:
Common stock	119	113
Additional paid-in capital	609,409	602,165
Accumulated other comprehensive loss	(1,388)	(1,837)
Accumulated deficit	(554,720)	(519,272)
Total stockholders' equity	53,420	81,169
Total liabilities and stockholders' equity	$448,009	$470,239

Accuray Incorporated

Summary of Orders and Backlog

(in thousands, except book to bill ratio)

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
Gross orders	$66,064	$76,762	$105,634	$132,127
Net orders	32,611	55,639	38,526	85,295
Order backlog	383,332	463,056	383,332	463,056
Book to bill ratio (a)	1.5	1.3	1.3	1.2

(a) Book to bill ratio is defined as gross orders for the period divided by product revenue for the period.

Accuray Incorporated

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA

(in thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
GAAP net income (loss)	$(13,770)	$2,537	$(35,448)	$(1,417)
Depreciation and amortization (a)	2,163	1,513	3,839	2,977
Stock-based compensation	882	2,284	3,397	4,638
Interest expense, net (b)	7,463	2,605	15,243	5,257
Provision for income taxes	573	695	1,044	1,320
(Gain) from change in fair value of warrant liability	(5,713)	—	(3,839)	—
Restructuring charges	6,075	—	8,886	—
Post-financing costs	391	—	832	—
Adjusted EBITDA	$(1,936)	$9,634	$(6,046)	$12,775

(a) Consists of depreciation on property and equipment and amortization of capitalized software and intangibles.

(b) Consists of interest expense net of interest income.

Accuray Incorporated

Forward-Looking Guidance

Reconciliation of Projected GAAP Net Loss to Projected Adjusted EBITDA

(in thousands)

(Unaudited)

	Twelve Months Ending
	June 30, 2026
	From	To
GAAP net loss	$(39,000)	$(36,000)
Depreciation and amortization (a)	8,500	8,500
Stock-based compensation	9,250	9,250
Interest expense, net (b)	30,000	30,000
Provision for income taxes	2,500	2,500
(Gain) from change in fair value of warrant liability	(4,000)	(4,000)
Restructuring charges	13,000	13,000
Post-financing costs	1,750	1,750
Adjusted EBITDA	$22,000	$25,000

(a) Consists of depreciation on property and equipment and amortization of capitalized software and intangibles.

(b) Consists of interest expense net of interest income.